                                                                     Exhibit 2.4

                      Amendment to Distribution Agreement


                           LOCKHEED MARTIN CORPORATION
                              6801 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817

                                            as of April 15, 1996

Loral Corporation
Loral Space & Communications Ltd.
Loral Aerospace Holdings, Inc.
Loral Aerospace Corp.
Loral General Partner, Inc.
Loral Globalstar, L.P.
        600 Third Avenue
        New York, New York 10016
Loral Globalstar Limited
        P.O. Box 309
        Ugland House
        South Church Street
        Grand Cayman Islands
        British West Indies

                  Re:      Waiver With Respect to and Amendment
                           of Distribution Agreement

Ladies and Gentlemen:

         Reference is made to the Restructuring, Financing and Distribution Agreement (the "Distribution Agreement"), dated as of January 7, 1996, by and among Lockheed Martin Corporation ("Lockheed Martin"), Loral Corporation ("Loral"), Loral Aerospace Holdings, Inc., Loral Aerospace Corp., Loral General Partner, Inc., Loral Globalstar, L.P., Loral Globalstar Limited and Loral Space & Communications Corp. ("Loral SpaceCom Corp."). Terms not specifically defined herein shall have the meanings set forth in the Distribution Agreement. The following sets forth our mutual agreement with respect to certain matters relating to the Distribution Agreement.

         1. Subject to the provisions of paragraph 2 below, Lockheed Martin hereby waives the provisions of Section 2.6(a) and (b) of the Distribution Agreement insofar as such provisions would otherwise prohibit, restrict or delay the assignment, conveyance or transfer of shares (the "SS/L Shares") of capital stock of Space Systems/Loral, Inc. ("SS/L") to Loral Space & Communications Ltd., a Bermuda company ("Loral SpaceCom") or a Loral SpaceCom subsidiary prior to the Distribution Date if waivers of all Third Party Call Rights or Third Party Put Rights with respect to such SS/L Shares have not been received prior to the time of such assignment, conveyance or transfer.
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         2.       The parties consent to the prior assignment by Loral SpaceCom
Corp. of all of its rights and obligations under the Distribution Agreement to Loral SpaceCom and agree that all references to Spinco in the Distribution Agreement shall be deemed to be references to Loral SpaceCom. SpaceCom hereby reaffirms and acknowledges its agreement that (x) it shall, pursuant to the provisions of Section 2.6(c) of the Distribution Agreement, indemnify the Company and all Parent Indemnified Parties for all Indemnifiable Losses arising out of, relating to or resulting from the exercise or purported exercise of any Third Party Call Right or any Third Party Put Right and (y) prior to the exercise or the receipt of waivers of Third Party Call Rights, it shall not assign, convey or transfer the applicable SS/L Shares to any third party or otherwise take any action that would have the effect of denying or materially adversely affecting the Third Party Call Rights set forth in the SS/L Stockholders Agreements. Loral SpaceCom further agrees that it shall indemnify and hold harmless the Company and all Parent Indemnified Parties from and against all Indemnifiable Losses (whether as a result of injunctive action or otherwise) arising out of, relating to or resulting from the transfer of the SS/L Shares to Loral SpaceCom prior to the receipt by the Company or Loral SpaceCom of all waivers and consents otherwise required prior to such transfer, including without limitation, the continuation of the Company after the Distribution Date as a party to the SSL Stockholder Agreements. Notwithstanding anything to the contrary contained herein or in the Distribution Agreement, Loral SpaceCom shall indemnify the Company and the Parent Indemnified Parties for costs, fees and expenses of attorneys, accountants, consultants and other similar persons engaged by the Company or the Parent Indemnified Parties with respect to the matters set forth in this Paragraph 2 or in Section 2.6 of the Distribution Agreement if any only to the extent that they relate to (x) claims or inquires initiated by a third-party not affiliated with the Company or Lockheed Martin or (y) Actions.

         3.       The parties agree that:

                  (a) Section 6.7(d) of the Distribution Agreement shall be amended by adding the following as the last sentence thereof:

                           "Notwithstanding anything to the contrary contained in this Section 6.7(d), the obligations and rights of the parties arising under this Section 6.7(d) shall be qualified in their entirety by and subject to the limitations with respect thereto set forth in the Agreement Containing Consent Order to be entered into between Parent and the Federal Trade Commission (File No. 961-0026)."

                  (b)      Section 2.1(a) is hereby amended by deleting such
Section 2.1(a) in its entirety and substituting therefor the new Section 2.1(a) contained in Annex I hereto.

                  (c) Section 5.2(a)(v) is hereby amended by adding at the end of such clause the following additional language:

                           "or the continuation of the Company, LAC or Holdings as parties to the SSL Stockholders Agreements on or after the Distribution Date."

                                ----------------

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         Please indicate your acceptance of and agreement to the foregoing
Waiver With Respect to and Amendment of the Restructuring, Financing and Distribution Agreement by signing below.



                                   Very truly yours,

                                   LOCKHEED MARTIN CORPORATION


                                   By: /s/ Frank H. Menaker, Jr.
                                       -----------------------------------------
                                       Name:  Frank H. Menaker, Jr.
                                       Title: Vice President and General Counsel

ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:

LORAL CORPORATION


     By: /s/ Eric J. Zahler
         -----------------------------------------
     Name:  Eric J. Zahler
     Title: Vice President, General Counsel and
            Assistant Secretary


LORAL SPACE & COMMUNICATIONS LTD.


     By: /s/ Eric J. Zahler
         -----------------------------------------
     Name:  Eric J. Zahler
     Title: Vice President, General Counsel and
            Secretary


LORAL AEROSPACE HOLDINGS, INC.


     By: /s/ Eric J. Zahler
         -----------------------------------------
     Name:  Eric J. Zahler
     Title: Vice President and Assistant Secretary

LORAL AEROSPACE CORP.


By: /s/ Eric J. Zahler
    ------------------
    Name:  Eric J. Zahler
    Title: Vice President and Assistant Secretary


LORAL GENERAL PARTNER, INC.


By: /s/ Eric J. Zahler
    ------------------
    Name:  Eric J. Zahler
    Title: Vice President and Assistant Secretary


LORAL GLOBALSTAR L.P.


By: /s/ Eric J. Zahler
    ------------------
    Name:  Eric J. Zahler
    Title: Vice President and Assistant Secretary


LORAL GLOBALSTAR LIMITED


By: /s/ Eric J. Zahler
    ------------------
    Name:  Eric J. Zahler
    Title: Vice President

                                      S-2
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                                     ANNEX 1

Section 2.1.      Transfer of Assets

         (a)      Subject to the terms and conditions of this Agreement:

                           (i) prior to the Distribution Date, Loral shall form SS/L Bermuda, Ltd. ("SS/L Bermuda") and LGP Bermuda, Ltd. ("LGPB") as wholly-owned Bermuda corporations and Loral SpaceCom Corporation, as a wholly-owned Delaware corporation ("Loral SpaceCom-US");

                           (ii) prior to the Distribution Date, Loral shall form Loral SpaceCom DBS Holdings, Inc. ("SpaceCom DBS Holdings") as a wholly-owned subsidiary of Loral SpaceCom and Loral SpaceCom DBS, Inc. ("SpaceCom DBS") as a wholly-owned subsidiary of SpaceCom DBS Holdings;

                           (iii) prior to the Distribution Date, LG shall transfer to LGP all of its right, title and interest in and to all shares of capital stock owned by LG in GTL, by means of a non-liquidating distribution to LGP of such equity securities;

                           (iv) following the action referred to in the immediately preceding clause, Cayman shall transfer to LGP all of its assets, including all of its right, title and interest in and to its partnership interest in LG, by means of a liquidating distribution in dissolution of Cayman under local law;

                           (v) following the action referred to in the immediately preceding clause, LG shall dissolve under Delaware law, pursuant to which LG shall transfer its right, title and interest in and to its partnership interests in LQP, LQSS, Globalstar, Loral/Dasa Globalstar, L.P. ("Dasa") and in and to any other Spinco Asset owned by LG to LGP (provided, however, that the transfers of such partnership interests pursuant to this subsection (a) shall be preceded by the written consent to such transfer by the other partners, but only to the extent such consent is required under the relevant partnership agreements);

                           (vi) following the action referred to in the immediately preceding clause, LGP shall distribute as a dividend all of its right, title and interest in and to (a) all properties received from LG pursuant to clause 2.1(a)(iii) hereof; (b) all properties received from LG pursuant to clause 2.1(a)(v) hereof; and (c) from its retained 2% interest in LQP, a 1% capital interest and a 1.75% profits interest in LQP to Aerospace;

                           (vii) following the action referred to in the immediately preceding clause, Aerospace shall distribute as a dividend all of its right, title and interest in and to (a) all properties received from LGP pursuant to clause 2.1(a)(vi) hereof; and (ii) all shares of capital stock owned by Aerospace in SS/L to Holdings;

                           (viii) following the action referred to in the immediately preceding clause, Loral DBS, Inc. ("DBS") shall distribute all right, title and interest in and to its properties in liquidation of DBS to Holdings, including any interest it may hold in Continental;

                           (ix) following the action referred to in the immediately preceding clause, LAH shall distribute all right, title and interest in and to (a) all of the capital stock of

                                   Annex - 1
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         Continental; (b) all properties received from Aerospace pursuant to clause 2.1(a)(vii) hereof; (c) all shares of capital stock owned by Holdings in SS/L (excluding the 731.85 shares to be transferred to SS/L Bermuda in exchange for a like number of SS/L Tracking Shares of SS/L Bermuda); (d) all shares of capital stock owned by Holdings in R/L DBS, L.L.C. ("R/L DBS"); and (e) all properties received from DBS pursuant to clause 2.1(a)(viii) hereof to Loral;

                           (x) following the action referred to in the immediately preceding clause, Loral Globalstar Canada, L.P., a Delaware limited partnership ("Canada"), shall dissolve under Delaware law, pursuant to which Canada shall distribute all right, title and interest and to any Spinco Asset owned by Canada to GC One, Inc., a Delaware corporation ("GC-1"), and GC Two, Inc. a Delaware corporation ("GC-2"), respectively;

                           (xi) following the action referred to in the immediately preceding clause, GC-1 and GC-2 shall transfer all properties received from Canada pursuant to clause 2.1(a)(x) hereof to Loral by means of a liquidating distribution in dissolution of GC-1 and GC-2 under Delaware law;

                           (xii) following the action referred to in the immediately preceding clause, Loral Fairchild, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of Loral ("Fairchild"), shall distribute its entire beneficial interest in the CCD Lawsuit to Loral;

                           (xiii) following the action referred to in the immediately preceding clause, Loral shall cause any Subsidiary to distribute all right, title and interest in and to any Spinco Asset (other than the interest in LGP which is being contributed pursuant to clause (xvi) hereof) of such Subsidiary to Loral, to the extent not previously distributed to Loral pursuant to any of the preceding clauses of this Section 2.1(a);

                           (xiv) following the action referred to in the immediately preceding clause, Loral shall contribute all right, title and interest in and to (a) all shares of capital stock owned by Loral in SS/L and K&F to SS/L Bermuda; and (b) a 1% capital interest and 1.75% profits interest in LQP and all partnership interests in LQSS to LGPB as capital contributions to each entity;

                           (xv) following the action referred to in the immediately preceding clause, Parent shall transfer to Loral, as a capital contribution, $712,400,000 in immediately available funds, less any amount which the parties hereto have at such time agreed is owed to Parent pursuant to the provisions of Sections 4.1(a) and 4.1(c) hereof (the aggregate of such cash amount being hereinafter referred to as the "Spinco Cash Amount") and Loral shall then contribute all right, title and interest in and to (a) all properties described in clause 2.1
         (a)(viii), clause (xi) and clause (xiii) hereof; (b) all properties received from LAH pursuant to clause 2.1(a)(ix) hereof (to the extent not previously contributed to SS/L Bermuda or LGPB pursuant to clause 2.1(a)(xiv) hereof); (c) all shares of capital stock in SS/L Bermuda and LGPB; (d) all shares of capital stock of Loral Travel Services, Inc., a Delaware corporation ("Travel"); (e) the entire beneficial interest in the CCD Lawsuit; (f) the 6.5% GTL Convertible Preferred Equivalent Obligations due 2006 owned by Loral; (g) all of the capital stock of Loral SpaceCom-US; (h) any other Spinco Asset owned by Loral to the extent not specifically referred to in any of the preceding or subsequent clauses of this Section 2.1(a); and (i) the Spinco Cash Amount to Loral SpaceCom in exchange for Loral SpaceCom Common Stock and Loral SpaceCom Preferred Stock, provided, however, that $344,000,000 of the

                                   Annex - 2

         Spinco Cash Amount shall be in exchange for the Loral SpaceCom Preferred Stock and the balance shall be treated as additional consideration for the Loral SpaceCom Common Stock;

                           (xvi) following the action referred to in the immediately preceding clause, Aerospace shall distribute all right, title and interest in and to all of the capital stock of LGP to Holdings;

                           (xvii) following the action referred to in the immediately preceding clause, Holdings shall distribute all right, title and interest in and to all properties received from Aerospace pursuant to clause 2.1(a)(xvi) hereof to Loral; and

                           (xviii) following the action referred to in the immediately preceding clause, Loral shall contribute all right, title and interest in and to all properties received from Holdings pursuant to clause 2.1(a)(xvii) hereof to Loral SpaceCom as a capital contribution.

                                   Annex - 3